NTN Buzztime, Inc. Reports Fourth Quarter and Full Year 2017 Results

– Annual Gross Margins of 68%, up from 65% in 2016 –

– Seventh consecutive quarter of positive EBITDA –

CARLSBAD, Calif., March 6, 2018, 2017 — NTN Buzztime, Inc. (NYSE American: NTN), reported financial results for the fourth quarter and twelve months ended December 31, 2017.

“In 2017, we expanded our gross margin and maintained positive EBITDA, invested in product development, while reorganizing our marketing and sales team to drive scale,” said Ram Krishnan, NTN Buzztime CEO. “In the fourth quarter, we completed the Buffalo Wild Wings software integration and delivered the first batch of new tablets with magnetic swipe, EMV and NFC capabilities. Then, in December, we initiated order and pay rollout at select locations. In January, we signed a contract with a service provider in another market for several thousand tablets, showing again the value of our platform and its broader market appeal. We anticipate several follow-on tablet orders and believe that this is an exciting recurring revenue opportunity that scales. During the quarter, we ran the Smartest Bar and followed with a football promotion in January and History Trivia sweepstakes in February. Going forward we will be focused on continuing to bring good experiences and promotions to our existing customers. Finally, our other sales partnerships for licensing software and advertising are gaining momentum, and we expect to continue adding partners throughout the year.”

Financial Results for the Fourth-Quarter Ended December 31, 2017

Total revenues were $5.3 million, compared to $6.0 million for the fourth quarter of 2016 due to lower site count and fewer advertising programs. Direct costs were $1.7 million, down from $2.1 million for the same period in 2016 due to decreases in costs associated advertising programs, depreciation, and service provider expenses. As a result, gross margin increased to 67%, up from 65% in the prior year quarter. Selling, general and administrative expenses were $4.0 million for the fourth quarter of 2017, compared to $4.1 million for the fourth quarter of 2016. Net loss was $639,000, or $0.25 per share compared to a net loss of $459,000, or $0.22 per share, for the fourth quarter of 2016. EBITDA was $117,000 compared to $390,000 in the same period last year.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is not intended to represent a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Although EBITDA is positive this quarter, it may not be positive in future quarters. A detailed description and reconciliation of EBITDA and management’s reasons for using this measure is set forth at the end of this press release.

Financial Results for the Year Ended December 31, 2017

Total revenues were $21.2 million, compared to $22.3 million for the year ended December 31, 2016. Gross margin increased to 68%, up from 65% for the prior year. Net loss, including $916,000 of non-recurring other income recorded in the first quarter, was $1.1 million, or $0.44 per share, compared to a net loss of $2.9 million, or $1.54 per share, for the prior year. EBITDA for the year ended December 31, 2017 grew to $1.8 million, up from $578,000 for the prior year.

Metric Review for the Year Ended December 31, 2017

The site count was 2,730 venues, compared to 2,734 venues at September 30, 2017. Management anticipates the net site count will continue to fluctuate. As of December 31, 2017, BEOND platform installations increased to 2,201 venues, or 81% of the installed base, compared to 2,166 venues, or 79% of the installed base, as of September 30, 2017.

Liquidity

Cash and cash equivalents were $3.4 million at December 31, 2017, compared to $4.5 million at September 30, 2017 and $5.7 million at December 31, 2016. Total deferred revenue was $3.6 million, up from $1.3 million at December 31, 2016.

Conference Call

Management will review the results on a conference call with a live question and answer session today, March 6, 2018, at 4:30 p.m. ET. To access the call, please use passcode 8955939 and dial:

●	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or
●	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast that will be accessible at the company’s website at http://www.buzztime.com. The replay of the call will be available until March 13, 2018.

Forward-looking Statements

This release contains forward-looking statements which reflect management’s current views of future events and operations, including statements regarding our product’s value and its acceptance in the market, future revenue, and customer experiences. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment and changes in the law, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology, including performance analytics and secure payment with Europay, MasterCard® and Visa® (EMV) chip card readers or with near-field communication (NFC) technology to accept Apple, Android and Samsung Pay. Most frequently used in bars and restaurants in North America, the Buzztime tablets and technology offer engaging solutions to establishments that have guests who experience dwell time, such as casinos, senior living, car dealerships and more. Casual dining venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. The Buzztime platform has also been recently resold and the content licensed for other businesses serving other markets. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777

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NTN BUZZTIME, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except par value amount)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$3,378	$5,686
Accounts receivable, net	714	928
Site equipment to be installed	4,866	2,998
Prepaid expenses and other current assets	680	1,050
Total current assets	9,638	10,662

Fixed assets, net	3,678	3,101
Software development costs, net	1,459	970
Deferred costs	775	904
Goodwill	1,004	937
Intangible assets, net	—	29
Other assets	16	92
Total assets	$16,570	$16,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$390	$247
Accrued compensation	646	1,060
Accrued expenses	418	697
Sales taxes payable	107	142
Income taxes payable	13	4
Current portion of long-term debt	5,059	2,988
Current portion of obligations under capital leases	176	155
Current portion of deferred revenue	3,564	1,059
Deferred rent	182	—
Other current liabilities	192	291
Total current liabilities	10,747	6,643

Long-term debt	8	5,123
Obligations under capital leases	164	259
Deferred revenue	63	219
Deferred rent	—	371
Other liabilities	52	12
Total liabilities	11,034	12,627

Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $0.005 par value, $156 liquidation preference, 5,000 shares authorized; 156 shares issued and outstanding at December 31, 2017 and 2016	1	1
Common stock, $0.005 par value, 168,000 shares authorized at December 31, 2017 and 2016; 2,521 and 2,261 shares issued and outstanding at December 31, 2017 and 2016, respectively	13	11
Treasury stock, at cost, 10 shares at December 31, 2017 and 2016	(456)	(456)
Additional paid-in capital	134,752	132,315
Accumulated deficit	(129,119)	(128,026)
Accumulated other comprehensive income	345	223
Total shareholders’ equity	5,536	4,068
Total liabilities and shareholders’ equity	$16,570	$16,695

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenues
Subscription revenue	$4,212	$4,356	$16,949	$17,463
Sales-type lease revenue	246	427	770	1,266
Other revenue	838	1,197	3,555	3,583
Total revenues	5,296	5,980	21,274	22,312
Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,742	2,087	6,755	7,710
Selling, general and administrative	3,959	4,098	15,587	16,458
Depreciation and amortization (excluding depreciation and amortization included in direct costs	84	95	334	422
Total operating expenses	5,785	6,280	22,676	24,590
Operating loss	(489)	(300)	(1,402)	(2,278)
Other (expense) income:
Interest expense	(110)	(146)	(498)	(576)
Other income (expense)	5	(6)	889	(31)
Total other income (expense), net	(105)	(152)	391	(607)
Loss before income taxes	(594)	(452)	(1,011)	(2,885)
Provision for income taxes	(45)	(7)	(66)	(38)
Net loss	$(639)	$(459)	$(1,077)	$(2,923)

Net loss per common share – basic and diluted	$(0.25)	$(0.22)	$(0.44)	$(1.54)

Weighted average shares outstanding – basic and diluted	2,510	2,094	2,442	1,903

Comprehensive loss:
Net loss	$(639)	$(459)	$(1,077)	$(2,923)
Foreign currency translations adjustment	(14)	(39)	122	51
Total comprehensive loss	$(653)	$(498)	$(955)	$(2,872)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve months ended December 31,
	2017	2016
Cash flows provided by operating activities:
Net loss	$(1,077)	$(2,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,317	2,887
Provision for doubtful accounts	72	74
Excess and obsolete site equipment to be installed expense	226	63
Transfer of fixed assets to sales-type lease	—	5
Stock-based compensation	457	419
Amortization of debt issuance costs	60	36
Common stock issued for compensation in lieu of cash payment	209	—
Loss from disposition of equipment and capitalized software	18	33
Changes in assets and liabilities:
Accounts receivable	142	(83)
Site equipment to be installed	(3,932)	(217)
Prepaid expenses and other liabilities	443	121
Accounts payable and accrued expenses	(586)	47
Income taxes payable	9	(19)
Deferred costs	130	425
Deferred revenue	2,349	(327)
Deferred rent	(189)	(170)
Other liabilities	(99)	(348)
Net cash provided by operating activities	549	23

Cash flows used in investing activities:
Capital expenditures	(728)	(427)
Software development expenditures	(724)	(413)
Net cash used in investing activities	(1,452)	(840)
Cash flows (used in) provided by financing activities:
Net proceeds from issuance of common stock related to registered direct offering	1,773	2,692
Proceeds from long-term debt	50	2,502
Payment on long-term debt	(3,038)	(1,829)
Debit issuance costs of long-term deb	(82)	(9)
Principal payments on capital lease	(155)	(81)
Payment to cashed-out stockholders in connection with reverse/forward stock split	—	(3)
Payment of preferred stockholder dividends	(16)	(16)
Net cash (used in) provided by financing activities	(1,468)	3,256
Net (decrease) increase in cash and cash equivalents	(2,371)	2,439
Effect of exchange rate on cash	63	24
Cash and cash equivalents at beginning of period	5,686	3,223
Cash and cash equivalents at end of period	3,378	5,686

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Non-GAAP Information

A schedule reconciling the Company’s consolidated net loss calculated in accordance with GAAP to EBITDA is included in the supplemental table below. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

The following table reconciles our net loss per GAAP (in thousands) to EBITDA:

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net loss per GAAP	$(639)	$(459)	$(1,077)	$(2,923)
Interest expense	110	146	498	576
Income tax provision	45	7	66	38
Depreciation and amortization	601	696	2,317	2,887
Total EBITDA	$117	$390	$1,804	$578

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